Exhibit 99(b)
REBUILDING THE BEST Welcome to Rurban Financial Corp.'s 2002 Annual Meeting

REBUILDING THE BEST CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION Rurban would like to remind everyone that comments made during this presentation regarding Rurban's anticipated future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and, therefore, involve risks and uncertainties that could cause results or developments to differ significantly from those indicated in these statements. These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in the national and regional banking, insurance and mortgage industries, competitive factors specific to markets in which Rurban and its subsidiaries operate, future interest rate levels, legislative and regulatory actions, capital market conditions, general economic conditions, geopolitical events and other factors. Forward-looking statements speak only as of the date on which they are made, and Rurban undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to Rurban or any person acting on our behalf are qualified by these cautionary statements.

Kenneth A. Joyce President and CEO Rurban Financial Corp.

Good News Strong capital going into "Perfect Storm" Sound plan to re-build to be completed by June 30, 2003 Perfect Storm: We believe we have identified substantially all of the problems loans Most, perhaps all, of significant losses taken

Is RFC "For Sale"? Best way to maximize shareholders investment, at this time, is to continue executing our strategic plan.

The Future Expect some loan recoveries in the future Goal: Restore operating profits after 2nd quarter 2003 Goal: High performance organization 2004 and beyond

The Future Goal: Return of dividends in first half of 2004 Level of dividends may be a bit lower in the beginning of the year Dividends will grow as profitability grows

The Future Rurban Value Reliance Financial Services Approximately $2.5 million in 2002 revenue Profitable and prepared to grow revenues as markets improve RDSI Growing top line revenue 15% - 18% Potential Annual revenues of $11 million based upon 2002 first quarter results

Rurban's Future is Bright Presently a "turn around" stock with sound intrinsic value I am buying the stock and I believe in our company